Exhibit 99.1

NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com
CONTACT: Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810
LITTELFUSE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
          CHICAGO, February 8, 2010 — Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the fourth quarter and full year of 2009.
Fourth Quarter Highlights
•	Sales for the fourth quarter of 2009 were $127.9 million, a 21% increase compared to the fourth quarter of 2008 and a 10% increase from the third quarter of 2009. As indicated in the company’s third quarter press release, the fourth quarter of 2009 included 14 weeks instead of the normal 13.
•	Electronics sales increased 19% year over year and 11% sequentially, due to increased demand across all geographies and end markets and replenishment of inventories throughout the supply chain.

•	Automotive sales increased 32% year over year and 11% sequentially, due to strong growth in Asia, continued rebound in Europe and some recovery in the U.S.

•	Electrical sales increased 12% year over year and 2% sequentially, due to increased Startco sales. The base electrical business declined 9% year over year due primarily to weakness in the non-residential construction market.
•	On a GAAP basis, diluted earnings per share for the fourth quarter of 2009 were $0.53, which was above the company’s latest guidance of $0.49 to $0.52 due primarily to a more favorable tax rate. In the fourth quarter of 2008, the company recorded a loss of $0.42. The sharply improved earnings compared to the prior year were the result of higher sales, a significantly improved cost structure and fewer restructuring charges.

•	Cash provided by operating activities was $28.9 million for the fourth quarter of 2009, due to strong earnings and excellent working capital performance. Accounts receivable days sales outstanding improved to 61 compared to 63 in the third quarter of 2009. Inventory turns increased to 6.0 for the fourth quarter compared to 5.9 for the third quarter.
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•	Capital expenditures were $2.2 million for the fourth quarter of 2009.

•	At the end of the fourth quarter of 2009, the company had cash net of debt of $7.2 million compared to a net debt position of $20.1 million at the end of the third quarter of 2009.

•	The book-to-bill ratio for electronics for the fourth quarter of 2009 was 1.15.
Full Year Highlights
•	Sales of $430.1 million for 2009 were down 19% compared to 2008, due to declines in all market segments and all geographies reflecting the global economic downturn compounded by distributor de-stocking.

•	On a GAAP basis, diluted earnings per share were $0.43 for 2009 compared to $0.37 for 2008, as cost reductions and fewer restructuring charges more than offset lower sales volume.

•	Cash provided by operating activities was $29.6 million for 2009 compared to $40.7 million in 2008. Cash flow in 2008 benefited from a sharp sales decline and the resulting working capital liquidation at the end of 2008.

•	Capital expenditures were $15.5 million in 2009 compared to $51.3 million in 2008, as a result of significant 2008 spending on facilities and equipment related to manufacturing transfer programs.
          “We had a remarkably strong finish to an incredibly challenging year,” said Gordon Hunter, Chief Executive Officer. “To finish as we did after starting the year with the worst quarter in the company’s history is a great testament to the Littelfuse team. We not only delivered on all of our cost reduction initiatives, but we were able to ramp-up production to meet the sharp demand increases in the latter part of the year, giving us a delivery advantage over many competitors. Additionally, we had several important design wins that will benefit us in 2010 and beyond.”
          “Our fourth quarter financial performance offers a preview of Littelfuse’s earnings power and cash generating capability as sales continue to recover and manufacturing transfers near completion,” said Phil Franklin, Chief Financial Officer. “With our semiconductor consolidation completing later this year, our target of a 15% pre-tax operating margin is clearly within sight.”
Outlook
•	Sales for the first quarter of 2010 are expected to be in the range of $130 to $138 million, which would represent 54% to 64% growth over the first quarter of 2009.
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•	In some areas, costs are expected to be higher than the fourth quarter of 2009, due to higher commodity prices, less favorable exchange rates, and approximately $0.6 million of one-time expenses related to relocation of R&D labs to the company’s new technical center in Urbana-Champaign, Illinois.

•	Earnings for the first quarter of 2010 are expected to be in the range of $0.50 to $0.62 per diluted share, assuming a tax rate of 29%.

•	Capital spending for 2010 is expected to be in the range of $16 to $19 million.
          “With our strong balance sheet, much-improved cost structure, leading market positions and exciting growth opportunities, we are building the foundation for superior financial performance in the years to come,” said Hunter.
Conference Call Webcast Information
          Littelfuse will host a conference call today, Monday, February 8, 2010 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the fourth quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through March 31, 2010 and can be accessed through the Web site listed above.
About Littelfuse
          As the worldwide leader in circuit protection products and solutions with annual sales of $430.1 million in 2009, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
          For more information, please visit Littelfuse’s Web site at www.littelfuse.com.
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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2008. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2008.
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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	Fourth Quarter			Year-to-Date
	2009	2008	%Change	2009	2008	%Change

Business Unit
Electronics	$79.2	$66.3	19%	$263.0	$342.5	(23%)
Automotive	30.0	22.8	32%	98.5	126.9	(22%)
Electrical*	18.8	16.8	12%	68.6	61.5	12%

Total	$127.9	$105.9	21%	$430.1	$530.9	(19%)

	Fourth Quarter			Year-to-Date
	2009	2008	%Change	2009	2008	%Change

Geography
Americas*	$49.2	$45.0	9%	$166.1	$201.8	(18%)
Europe	24.3	20.5	19%	83.4	118.6	(30%)
Asia-Pacific	54.5	40.4	35%	180.6	210.5	(14%)

Total	$127.9	$105.9	21%	$430.1	$530.9	(19%)

*	Startco Engineering, acquired at the beginning of the fourth quarter 2008, added $7.1 million and $3.9 million in net sales for the quarter and $23.7 million and $3.9 million in net sales for the fiscal year ended January 2, 2010 and December 27, 2008, respectively, to the Electrical business unit and Americas region.
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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD)

	January 2, 2010	December 27, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,354	$70,937
Accounts receivable, less allowances	79,521	62,126
Inventories	52,567	66,679
Deferred income taxes	13,804	11,693
Prepaid expenses and other current assets	18,196	17,968
Assets held for sale	7,343	—

Total current assets	241,785	229,403
Property, plant and equipment:
Land	7,808	11,089
Buildings	56,916	68,165
Equipment	280,928	301,835

	345,652	381,089
Accumulated depreciation	(207,500)	(220,939)

Net property, plant and equipment	138,152	160,150
Intangible assets, net of amortization:
Patents, licenses and software	12,451	8,077
Distribution network	10,837	11,577
Customer lists, trademarks and tradenames	13,363	2,954
Goodwill	94,986	106,961

	131,637	129,569
Investments	11,742	3,436
Deferred income taxes	8,460	15,235
Other assets	1,351	1,135

Total Assets	$533,127	$538,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,646	$18,854
Accrued payroll	13,291	17,863
Accrued expenses	8,561	17,220
Accrued severance	11,418	8,393
Accrued income taxes	4,525	2,570
Current portion of long-term debt	14,183	8,000

Total current liabilities	75,624	72,900
Long-term debt, less current portion	49,000	72,000
Accrued severance	421	7,200
Accrued post-retirement benefits	18,271	41,637
Other long-term liabilities	11,212	11,340
Total shareholders’ equity	378,599	333,851

Total Liabilities and Shareholders’ Equity	$533,127	$538,928

Common shares issued and outstanding of 21,792,241 and 21,719,734, at January 2, 2010, and December 27, 2008, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Jan. 2, 2010*	Dec. 27, 2008	Jan. 2, 2010*	Dec. 27, 2008

Net sales	$127,928	$105,887	$430,147	$530,869

Cost of sales	82,871	84,061	304,786	387,200

Gross profit	45,057	21,826	125,361	143,669

Selling, general and administrative expenses	22,044	28,023	88,506	107,239
Research and development expenses	4,379	5,968	18,134	24,069
Amortization of intangibles	1,394	943	5,026	3,866

	27,817	34,934	111,666	135,174

Operating income (loss)	17,240	(13,108)	13,695	8,495

Interest expense	533	2,392	2,377	3,440
Other (income) expense, net	949	(2,678)	481	(5,568)

Income (loss) before income taxes	15,758	(12,822)	10,837	10,623

Income taxes	4,037	(3,597)	1,426	2,607

Net income (loss)	$11,721	$(9,225)	$9,411	$8,016

Net income (loss) per share:
Basic	$0.54	$(0.42)	$0.43	$0.37

Diluted	$0.53	$(0.42)	$0.43	$0.37

Weighted average shares and equivalent shares outstanding:
Basic	21,772	21,717	21,743	21,722

Diluted	21,982	21,733	21,812	21,826

*	2009 had 53 and 14 weeks for the fiscal year and quarter, respectively as compared to 52 and 13 weeks for the 2008 fiscal year and quarter, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Twelve Months Ended
	January 2, 2010	December 27, 2008

OPERATING ACTIVITIES:
Net income	$9,411	$8,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,596	28,333
Impairment of assets	829	3,169
Impairment of investments	—	2,787
Amortization of intangibles	5,026	3,866
Provision for bad debts	319	286
Loss (gain) on sale of property, plant and equipment	703	(511)
Stock-based compensation	5,503	5,058
Excess tax benefit on share-based compensation	15	172
Deferred income taxes	(2,905)	(3,947)
Pension settlement expenses	—	5,725
Changes in operating assets and liabilities:
Accounts receivable	(15,569)	23,080
Inventories	15,549	(6,593)
Accounts payable and accrued expenses*	(7,934)	(3,129)
Accrued payroll and severance	(9,018)	(15,705)
Accrued taxes	(3,322)	(3,462)
Prepaid expenses and other	(577)	(6,398)

Net cash provided by operating activities	29,626	40,747

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(15,536)	(51,288)
Purchase of businesses, net of cash acquired	(920)	(47,465)
Proceeds from sale of investment	133	—
Proceeds from sale of property, plant and equipment	1,558	4,479

Net cash used in investing activities	(14,765)	(94,274)

FINANCING ACTIVITIES:
Proceeds from debt	32,374	190,500
Payments of debt	(50,076)	(123,912)
Proceeds from exercise of stock options	1,505	1,857
Notes receivable, common stock	—	5
Purchases of common stock	—	(6,623)

Net cash (used in) provided by financing activities	(16,197)	61,827

Effect of exchange rate changes on cash	753	(2,306)

(Decrease) increase in cash and cash equivalents	(583)	5,994
Cash and cash equivalents at beginning of period	70,937	64,943

Cash and cash equivalents at end of period	$70,354	$70,937

*	Includes contributions to the Company’s U.S. pension fund
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